As filed with the Securities and Exchange Commission on August 26, 2004.
                           Registration No. 33-72936

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM F-6
                             REGISTRATION STATEMENT
                                      UNDER
    THE SECURITIES ACT OF 1933 AS Amended FOR DEPOSITARY SHARES EVIDENCED BY
                               DEPOSITARY RECEIPTS

                                  ------------

                              FAR-BEN, S.A. DE C.V.
   (Exact name of issuer of deposited securities as specified in its charter)

                                  ------------

                                      N.A.
                   (Translation of issuer's name into English)
                                  ------------

                              UNITED MEXICAN STATES
            (Jurisdiction of incorporation or organization of issuer)

                                  ------------

                                 CITIBANK, N.A.
             (Exact name of depositary as specified in its charter)

                                  ------------

                        388 Greenwich Street, 14th Floor
                               New York, NY 10013
                                  212-816-6763
       (Address, including zip code, and telephone number, including area code, of Depositary's principal executive offices)

                                  ------------

                              CT Corporation System
                                111 Eighth Avenue
                            New York, New York 10011
                                 (212) 657-5100
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                  ------------

                                   Copies to:
                                White & Case, LLP
                        200 S. Biscayne Blvd., Suite 4900
                                 Miami, FL 33131
                       Attention: Emilio J. Alvarez-Farre
                            Telephone: (305) 371-2700

                                  ------------

               Deregistering unissued American Depositary Shares
                   evidenced by American Depositary Receipts.

                        There are hereby de-registered 9,997,000 American Depositary Shares evidenced by American Depositary Receipts that were registered under Registration Statement No. 33-72936 but for which no underlying shares have been deposited and which therefore have not been, and will not be, issued.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Citibank, N.A., on behalf of the legal entity created by the Deposit Agreement dated as of April 18, 1994 (the "Deposit Agreement") by and among FAR-BEN, S.A. DE C.V., Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts ("ADRs") issued thereunder, certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Form F-6 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of August, 2004.

                                        Legal entity created by the Deposit
                                        Agreement for the issuance of American
                                        Depositary Receipts evidencing American
                                        Depositary Shares each representing
                                        two (2) Series B Shares, without par
                                        value, of FAR-BEN, S.A. DE C.V.

                                        CITIBANK, N.A., as Depositary

                                        By: /s/ Ricardo Szlezinger
                                           -------------------------------------
                                           Name:   Ricardo Szlezinger
                                           Title:  Vice President

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, FAR-BEN, S.A. DE C.V. certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Form F-6 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monterrey, Mexico on the 26th day of August, 2004.

                                        FAR-BEN, S.A. DE C.V.

                                        By: /s/ Walter U. Westphal
                                           -------------------------------------
                                           Name:   Walter U. Westphal
                                           Title:  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form F-6 Registration Statement has been signed by the following persons in the capacity indicated on the date indicated.

            Signature                                           Title

/s/ Walter U. Westphal                                 Chief Executive Officer
-------------------------------------------
Name:  Walter U. Westphal
Date:  August 26, 2004

/s/ Jaime Enrique Poblete Stambuk                      Chief Financial Officer
-------------------------------------------
Name:  Jaime Enrique Poblete Stambuk
Date:  August 26, 2004

/s/ Luis Alberto Leal                                  Chief Accounting Officer
-------------------------------------------
Name:  Luis Alberto Leal
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Jaime Macario Benavides Pompa
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Jose Codner Chijner
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Juan Cuneo Solari
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Enrique Cibie Bluth
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Alexander Fernandez Montenegro
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Alejandro Rosemblatt Kiblisky
Date:  August 26, 2004


      *                                                Director
-------------------------------------------
Name:  Jaime Sinay Assael
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Hector Benavides Sauceda
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Sergio Autrey Maza
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Enrique Meyer Guzman
Date:  August 26, 2004

      *                                                Director
-------------------------------------------
Name:  Jorge A. Fernandez Guajardo
Date:  August 26, 2004

/s/ Emilio J. Alvarez-Farre                            Authorized Representative
-------------------------------------------            in the United States
White & Case LLP
By:    Emilio J. Alvarez-Farre, Partner
Date:  August 26, 2004

*   By: /s/ Jaime Poblete Stambuk
       ------------------------------------
       Name:   Jaime Poblete Stambuk
       Title:  Attorney-in-Fact

    By: /s/ Mario Perales Juarez
       ------------------------------------
       Name:   Mario Perales Juarez
       Title:  Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.                                 Description

1.1 Deposit Agreement, dated as of April 18, 2004, among FAR-BEN, S.A. DE C.V., Citibank, N.A., as depositary, and all holders from time to time of American Depositary Receipts issued thereunder

5.1 Opinion of Brown & Wood, counsel for the Depositary, as to the legality of the securities to be registered (previously filed on Registration Statement on Form F-6, Registration No. 33-72936, dated December 13, 1993)

24.1           Power of Attorney